UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report (Date of earliest event reported): March 22, 2013

Milagro Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-177534 (Commission File Number)	26-1307173 (I.R.S. Employer Identification No.)

1301 McKinney, Suite 500, Houston, Texas (Address of principal executive offices)	77010 (Zip Code)

(713) 750-1600
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 8.01      Other Events.

Milagro Oil & Gas, Inc. (the “Company”) currently has indebtedness outstanding under a first lien credit agreement (the “2011 Credit Facility”), which contains customary financial and other covenants. The maximum leverage ratio, as defined, of debt balances as compared to EBITDA is required to be not greater than 4.25 to 1.0, and is expected to be 4.13 as of December 31, 2012. The maximum leverage ratio will reduce to 4.0 to 1.0 as of March 31, 2013 and all periods thereafter. The Company is currently exploring a range of alternatives to reduce its indebtedness to the extent necessary to be in compliance with the maximum leverage ratio at March 31, 2013. The Company is also considering seeking a waiver or amendment to the 2011 Credit Facility with respect to the maximum leverage ratio. The Company has engaged a financial advisor to assist with, among other things, reducing its indebtedness and seeking such waiver or amendment from its lenders.

Because the Company cannot provide assurances as to its ability to remain in compliance with its financial covenants, the Company expects to receive a going concern modification in the audit report from its independent registered public accounting firm for the year ended December 31, 2012. The 2011 Credit Facility provides that a going concern modification from an independent registered public accounting firm is a covenant breach. As a result of this anticipated covenant breach, all of the Company’s debt would be classified within current liabilities in the consolidated balance sheet at December 31, 2012. In addition, the lenders under the 2011 Credit Facility would have the option to accelerate the debt and initiate collateral enforcement actions, and prevent the Company from borrowing additional funds under the 2011 Credit Facility. The indenture governing the 10.500% Senior Secured Second Lien Notes due 2016 (the “Notes”) provides that if a default occurs under the 2011 Credit Facility that results in the acceleration of such debt, the Notes would also be in default and subject to acceleration. The Company is working diligently with its lenders to resolve the situation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Milagro Oil & Gas, Inc.

Dated: March 22, 2013	/s/ Robert D. LaRocque
Robert D. LaRocque
Chief Financial Officer